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                                                                       Ex-23.(d)

[FRIEDMAN, ALPERIN & GREEN LLP LETTERHEAD]

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 17, 1999 with respect to the statement of revenues and certain expenses of 780 Third Avenue for the year ended December 31, 1998 in the Post Effective Amendment No. 6 to the Registration Statement (Form S-1 No. 333-22809) and related prospectus of TIAA Real Estate Account for the offer and sale of interests in the TIAA Real Estate Account, a variable option offered through certain TIAA annuity contracts.

                                              /s/ Friedman, Alperin & Green LLP

New York, New York
April 24, 2000